Tentative Agreement Reached on Labor Contract at Stillwater Mine and Processing Facilities

BILLINGS, MT -- (Marketwire - June 29, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) and United Steel Workers International Union reported today that they have reached a tentative agreement on the terms of a new four (4) year labor agreement at the Stillwater Mine and Processing Facilities.

The current contract, scheduled to expire on July 1, 2011, has been extended until July 9, 2011 at 12:00 p.m. (MDT). The members of United Steel Workers Local 11-0001 will vote on the new tentative agreement on Wednesday, July 6, Thursday, July 7 and Friday, July 8, 2011 at 3:00 p.m., 6:00 p.m. and 7:30 p.m. (MDT) at the Stillwater Pavilion (Little Metra) located in Columbus, Montana.

The Negotiating Committee for the Union and the representative for USW International are unanimously recommending ratification of the tentative agreement to members of the United Steel Workers Local 11-0001.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Stillwater:
John R. Stark
406-373-8700

USW:
Steven Gentry
406-656-1439